Exhibit 99

Media contact:	Investor Relations contact:
Donna Owens Cox	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

FOR IMMEDIATE RELEASE

MeadWestvaco Reports 2004 First Quarter Results

STAMFORD, CONN., April 22, 2004 – MeadWestvaco Corporation (NYSE: MWV) today reported a first quarter 2004 net loss of $2 million, or 1 cent per share, on sales of $1.83 billion. For the first quarter of 2003, the company reported a net loss of $76 million, or 38 cents per share, on sales of $1.69 billion, and for the fourth quarter 2003, net income of $50 million, or 25 cents per share, on sales of $1.95 billion.

MeadWestvaco’s improved first quarter results reflect better operating performance, sales growth and the stronger demand across a number of product lines late in the first quarter. Toward the end of the quarter, order backlogs in coated paper, paperboard and linerboard grew, and the company announced price increases in a number of mill-based products, including pulp, linerboard, uncoated paper, carbonless paper and most areas of bleached board. Based on current demand, the company is likely to eliminate all market-related downtime in its paper and paperboard businesses that had been planned for the second quarter.

“Our overall results for the first quarter improved over last year, partly because of the March upturn which included improvements in our operating efficiencies,” said John A. Luke, Jr., chairman and chief executive officer. “Revenues increased in all our business segments, with stronger operating results in Packaging, Consumer and Office Products and Specialty Chemicals. Our Papers business also is beginning to strengthen due to significantly improved operating leverage and improved market volume.

“While today we are beginning to see encouraging demand trends for many of our products, we continue to focus on our efforts to improve profitability and cash flow,” added Mr. Luke. “We remain fully committed to the productivity initiatives that will further improve our overall competitive position and reward shareholders with higher returns.”

Quarterly Net Income Comparison

MeadWestvaco’s first quarter 2004 net loss included a pretax gain of $68 million, or 21 cents per share, from the sale of approximately 28,000 acres of forestland on gross proceeds of $74 million. This gain included the sale of the Bonneau Ferry tract in South Carolina for proceeds of $47 million. The quarter’s net loss also included $10 million, or 4 cents per share, in restructuring charges related to the company’s productivity initiative.

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For first quarter 2003, the net loss of 38 cents per share included 2 cents per share related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” 5 cents per share for termination benefits and asset writedowns, 3 cents per share for the early retirement of debt, and gains on the sales of forestland of 1 cent per share.

Productivity

Through its productivity initiative, the company enhanced its operating earnings potential by approximately $35 million, net of cost inflation, through a series of actions taken to reduce costs and improve volume and sales mix. Through disciplined management of inventories and receivables, the company improved its cash flow from operations in the first quarter compared to the same period last year. Productivity related actions taken during the quarter include consolidation of forestry operations, integration of the Day Runner organization, a continued focus on lowering inventories, and a change in the company’s payables policy. These and other actions resulted in the elimination of approximately 400 positions across the company during the first quarter.

Other Items

Wood costs for the quarter increased $10 million from the prior year first quarter and were slightly higher than the fourth quarter 2003. Energy costs were at a level similar to first quarter 2003 and about $8 million higher than the previous quarter. Capital spending in the quarter remained at a disciplined level of $63 million, well below the level of depreciation. Capital spending for the full year 2004 is expected to be approximately $400 million. In the first quarter, the company paid out $10 million in 2003 merit salary increases to employees in lump sum payments in lieu of base salary increases.

The company had pension income of $19 million in the quarter, comparable to the $18 million recorded in the first quarter 2003, and expects full year 2004 pension income of approximately $73 million in 2004, a slightly higher level than in 2003.

MeadWestvaco paid a regular quarterly dividend of 23 cents per share for the quarter.

As with other public companies, MeadWestvaco is undergoing a comprehensive effort to ensure compliance with Section 404 of the Sarbanes Oxley Act. This includes management’s assessment of internal control over financial reporting as well as documentation and review. In particular, management recently identified, and is in the process of reviewing, certain balances relating to intercompany transactions in the aggregate amount of $20 to $30 million that occurred in or prior to 2002 to determine whether they were properly recorded. The company has not yet determined whether or not an adjustment is required. If any adjustment were needed, we expect it would affect periods prior to 2003; it therefore would not affect results for the first quarter 2004 or full year 2003.

Outlook

Early signs of a market recovery are visible in many of MeadWestvaco’s markets. Order backlogs in coated paper, bleached board and linerboard continue to strengthen in the second quarter and price increases are in effect for pulp, uncoated paper, linerboard and some grades of bleached board. While seasonal improvement is anticipated in the Consumer and Office Products, Packaging and Specialty Chemicals segments, results in the Papers and Packaging segments will be impacted by scheduled mill maintenance downtime taken during the second quarter.

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“The company will continue to focus on its strategic commitments to improve profitability by maintaining disciplined capital spending and by vigorously executing its productivity improvement program, which is expected to produce $500 million in earnings and cash flow improvements by the end of 2005,” said Mr. Luke.

Packaging

In Packaging, the company’s largest business segment, operating profit for the first quarter was $65 million, up from $51 million in the 2003 first quarter and $59 million in the fourth quarter of 2003. Packaging sales were $1.02 billion in the first quarter of 2004, compared with $938 million in the first quarter of 2003 and $1.04 billion in the fourth quarter of 2003.

Better results in Packaging were driven by continued strong growth and performance in consumer packaging, packaging systems and Coated Natural Kraft®. Consumer packaging continued to experience increased demand for its higher value products, including media and compliance pharmaceutical packaging solutions. These stronger results were somewhat offset by higher maintenance and wood costs at the mill-based businesses.

Papers

The Papers segment recorded a quarterly operating loss of $32 million, compared to the prior year loss of $16 million and the prior quarter operating loss of $7 million. Segment sales were $556 million, compared to sales of $512 million in the first quarter of 2003 and $555 million for the fourth quarter 2003. The segment operated better than in the prior year, through significant cost efficiencies and improvements in operating performance. These were more than offset by near record low selling prices for coated paper. Costs for market-related downtime and wood also were higher than prior year. Coated paper shipments increased over the prior year as orders strengthened in a traditionally seasonally weak period. Shipments and pricing for carbonless paper was slightly higher than prior year. The segment took 32,000 tons of market-related downtime mostly in coated paper in the first quarter and continued to reduce inventories.

During the quarter, the company sold its ownership in an oriented-strand board facility. Previously, contributions from this building materials business had been included in the Paper segment results. Contributions of $1 million from this business were reported in the first quarter results, compared to $11 million in the prior quarter and $2 million in the first quarter 2003. Cash proceeds from the sale were approximately $30 million, resulting in no gain or loss since this asset was written to fair value at the time of the merger between The Mead Corporation and Westvaco Corporation.

Consumer and Office Products

The Consumer and Office Products segment recorded a quarterly operating loss of $2 million, an improvement from a loss of $4 million in the prior year. Fourth quarter 2003 profit was $33 million. Segment sales were $170 million compared to prior year first quarter sales of $168 million and fourth quarter 2003 sales of $261 million. The first quarter is traditionally weak for the Consumer and Office Products segment as it builds inventory for the seasonally stronger sales of office, school and calendar products later in the year.

Specialty Chemicals

In the Specialty Chemicals segment, first quarter operating profit was $10 million, up from the prior year first quarter profit of $8 million and down slightly from the fourth quarter operating profit of $11 million. Segment sales for the first quarter were $89 million, compared to prior year revenue of $82 million and fourth quarter 2003 revenue of $92 million. Strong sales in automotive carbon and industrial chemicals were somewhat offset by higher energy costs and weakness in the dye dispersant business.

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Conference Call

MeadWestvaco will broadcast its first quarter analyst conference call today at 10:00 a.m. (EDT) with access available via Internet on the company’s website and telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com, and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. The webcast will be available for replay starting at noon on April 22, and will be archived for one month. To access via telephone, investors may dial 1 800 593 0644 (toll-free domestic) or 1 484 630 9957 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month starting at noon on April 22 and can be accessed at 1 800 793 2386 (toll-free domestic) or 1 402 280 1611 (international).

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Day Runner®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings and cash flow expected from the company’s productivity initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data

(Unaudited)

	First Quarter ended March 31,
	2004	2003
Net sales	$1,833	$1,694

Cost of sales	1,626	1,514
Selling, general and administrative expenses	211	210
Interest expense	68	77
Other (income) expense, net	(69)	2

Loss before cumulative effect of accounting change before income taxes	(3)	(109)
Income tax benefit	(1)	(37)

Net loss before cumulative effect of accounting change	(2)	(72)
Cumulative effect of accounting change [1]	—	(4)

Net loss	$(2)	$(76)

Loss per share, basic and diluted [2]:
Net loss before cumulative effect of accounting change	$(.01)	$(.36)
Cumulative effect of accounting change [1]	—	(.02)

Net loss	$(.01)	$(.38)

Shares used to compute net loss per share:
Basic	201.2	200.2
Diluted	201.2	200.2

[1]	On January 1, 2003, the company recorded an after-tax charge of $4 million for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143 “Accounting for Asset Retirement Obligations.”
[2]	Impact of dilutive shares not included for the quarter ended March 31, 2004 and 2003 as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

In millions (Unaudited)

	At March 31, 2004	At December 31, 2003	At March 31, 2003
Assets
Cash and cash equivalents	$271	$225	$96
Receivables, net	883	943	836
Inventories	1,140	1,098	1,124
Other current assets	173	160	180

Current assets	2,467	2,426	2,236

Plant and forestlands, net	7,215	7,378	7,781
Prepaid pension asset	1,028	1,015	976
Goodwill	775	770	740
Other assets	936	898	983

	$12,421	$12,487	$12,716

Liabilities and shareholders’ equity
Accounts payable [3]	$358	$365	$359
Accrued expenses [3]	840	867	865
Notes payable and current maturities of long-term debt	281	269	324
Long-term debt, excluding current portion	3,962	3,969	4,229
Other long-term obligations [3]	582	571	528
Deferred income taxes [3]	1,671	1,678	1,667
Shareholders’ equity	4,727	4,768	4,744

	$12,421	$12,487	$12,716

Business segment information

In millions (Unaudited)

	First Quarter ended March 31,
	2004	2003
Sales
Packaging [3]	$1,017	$938
Paper	556	512
Consumer & Office Products	170	168
Specialty Chemicals	89	82
Corporate and other [3]	22	14

Total	1,854	1,714
Intersegment eliminations	(21)	(20)

Consolidated totals	$1,833	$1,694

Segment profit (loss)
Packaging [3]	$65	$51
Paper	(32)	(16)
Consumer & Office Products	(2)	(4)
Specialty Chemicals	10	8
Corporate and other [1,3]	(44)	(148)

Consolidated totals [2]	$(3)	$(109)

[1]	Corporate and other includes asset write-downs, restructuring and merger-related expenses, pension income, interest expense and gains on asset sales.
[2]	The consolidated total represents loss before cumulative effect of accounting change before income taxes.
[3]	Prior period amounts have been reclassified to conform with the March 31, 2004 presentation.

MeadWestvaco Corporation and consolidated subsidiary companies

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